UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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PG&E Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2014

To:	PG&E Corporation Institutional Investors

Re:	2014 Proxy Statement and Management Proposal on the PG&E Corporation
2014 Long-Term Incentive Plan

Dear PG&E Shareholder:

PG&E Corporation’s and Pacific Gas and Electric Company’s 2014 Joint Proxy Statement was filed with the SEC on Wednesday, April 2, and is available on our website at http://investor.pgecorp.com/financials/annual-reports-and-proxy-statements.

While there are no shareholder proposals to be voted on in 2014, we would like to request your support of management’s proposal to approve the PG&E Corporation 2014 Long-Term Incentive Plan (2014 LTIP), which is Item No. 4 on pages 63-73 of our 2014 proxy statement.

The 2014 LTIP is an omnibus stock plan that would replace the current PG&E Corporation 2006 Long-Term Incentive Plan (2006 LTIP) and would become effective upon shareholder approval.

•                            The 2014 LTIP provides key management employees, non-employee directors, and other eligible participants with stock-based incentives to align their interests with the interests of shareholders in the long-term success of PG&E Corporation.

•                            The number of shares to be reserved for issuance under the 2014 LTIP is 17,000,000 (less one share for every one share covered by an award granted under the 2006 LTIP after December 31, 2013 and prior to the effective date of the 2014 LTIP).

•                            Based on recent annual grant levels under the 2006 LTIP, PG&E Corporation’s average annual burn rate for the preceding three fiscal years is approximately 0.42 percent.

•                            PG&E Corporation’s overhang is approximately 2.0 percent based on outstanding common shares as of December 31, 2013.  If the 2014 LTIP is approved, this overhang would increase to approximately 4.8 percent.

•                            The number of shares under the 2014 LTIP, when combined with shares added to the plan from forfeitures of awards granted under both the 2014 LTIP and the 2006 LTIP, is expected to satisfy PG&E’s equity compensation needs through the 2019 annual meeting of shareholders.

•                            Primary differences between the 2014 LTIP and the 2006 LTIP are the addition of the following elements and are consistent with current market practices:

1.                       A $400,000 limit on the annual value of awards provided to non-employee directors.

2.                       Amendments to the definition of “change in control” to (1) require “consummation” of the sale, lease, exchange, or other transfer of substantially all of PG&E Corporation’s assets (shareholder approval, alone, would not trigger a change in control), and (2) change to 30 percent (from 20 percent) the percentage of voting power that one entity must obtain to trigger a change in control.

3.                       A requirement that, upon a change in control, a non-employee director’s awards vest only if the non-employee director is also terminated (other than due to resignation).

•                            The 2014 LTIP does not allow outstanding stock options or stock appreciation rights to be repriced or to be bought by PG&E Corporation for cash or otherwise, unless the shareholders approve the repricing or buyout.

For more information on the 2014 LTIP, please see our 2014 proxy statement and Appendix B, which contains the full text of the plan.

If you would like to discuss this management proposal or other corporate governance issues, please contact our Corporate Secretary’s office at either CorporateSecretary@pge.com or 415-973-8200.

Sincerely,

Linda Y.H. Cheng
Vice President, Corporate Governance and
Corporate Secretary